Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2011, relating to (1) the consolidated financial statements and financial statement schedules of Reinsurance Group of America, Incorporated and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the accounting for other-than-temporary impairments, as required by accounting guidance adopted on April 1, 2009) and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
St. Louis, Missouri
August 5, 2011